Exhibit 10
2005 LONG-TERM INCENTIVE PLAN
PERFORMANCE — RESTRICTED STOCK AGREEMENT
     PERFORMANCE-RESTRICTED STOCK AGREEMENT, dated as of the 22nd day of April, 2008 (the “Grant Date”) between Campbell Soup Company (the “Company”) and Robert A. Schiffner (the “Participant”), an executive of the Company.
     WHEREAS, Participant has agreed to step down as Senior Vice President and Chief Financial Officer of the Company on a date to be determined by the Chief Executive Officer of Campbell Soup Company, but in no event later than August 1, 2008, and to retire on January 31, 2009 (the “Retirement Date”).
     WHEREAS, during the period commencing on the day after Participant steps down as Senior Vice President and Chief Financial Officer and ending on the Retirement Date, Participant will continue to be a full-time employee of the Company, with the primary responsibility of facilitating a smooth transition to a new Chief Financial Officer of the Company. During this period of time, Participant will not be an executive officer or a corporate officer of the Company.
     WHEREAS, the Company desires to award the Participant 55,265 performance-restricted shares of Capital Stock of the Company (the “Restricted Stock”) as hereinafter provided, under the Campbell Soup Company 2005 Long-Term Incentive Plan (the “Plan”) in order to motivate the Participant to successfully assist with certain transition projects. Except as otherwise provided, the terms used herein shall have the same meaning as in the Plan. The terms and conditions of the Company’s current Long-Term Incentive Program shall not apply to this award of Restricted Stock.
     NOW, THEREFORE, in consideration of valuable considerations, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Award of Restricted Stock. The Company hereby confirms the award to the Participant on the Grant Date by the authorized outside director delegates of the Compensation and Organization Committee of the Board of Directors (the “Committee”) of 55,265 shares of Restricted Stock. The Restricted Stock is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the Plan’s terms and conditions, as amended.
     2. Restricted Stock Notation. A book-entry notation representing the Restricted Stock shall be made in the Participant’s name. During the Restriction Period, the Participant is entitled to vote the shares of Restricted Stock (unless and until forfeited) represented and to receive any dividends paid on the Restricted Stock, provided the Participant has signed and returned this Agreement.
     3. Restriction Period and Performance Criteria.
(a) The Restriction Period shall begin on the Grant Date and shall end on the Retirement Date. If the Participant’s employment by the Company is terminated for any reason except total disability, death or involuntary termination for reasons other than cause during the Restriction Period, the Restricted Stock shall be cancelled by the Company and the Participant shall have no rights thereto.

(b) The Performance Criteria shall be the Participant’s successful assistance with the following transition projects:
•	FY’08 year-end press release and analysts’ conference call

•	Preparation of FY’08 annual report and proxy statement

•	2008 Annual Meeting

•	Godiva transition

•	FY’09 Quarter 1 press release and analyst’s conference call

•	Development of FY 10-13 Strategic Plan
     4.  Vesting of Restricted Stock. The Restricted Stock shall become fully vested on the Retirement Date provided (i) the Committee determines that the Participant has fulfilled his obligations under section 3(b); and (ii) the Participant retires on January 31, 2009.
     5. Total Disability, Death or Involuntary Termination. If the Participant’s employment is terminated by the Company for reasons other than cause or as the result of the Participant’s death or total disability, the Restricted Stock shall become fully vested and paid out to the Participant or the Participant’s estate.
     6. Withholding of Taxes. The obligation of the Company to deliver Restricted Stock at the end of the Restriction Period shall be subject to applicable federal, state and local tax withholding requirements. Unless the Participant elects otherwise in writing, the Company shall withhold a portion of the shares to be delivered to satisfy tax withholding requirements. The value of the shares to be withheld shall be based on the closing price on the NYSE composite tape on the tax date.
     7. Entire Agreement. This Agreement when signed by Participant will constitute the entire agreement with respect to the subject matter hereof. This Agreement supersedes any prior agreements, representations or promises of the parties relating to the subject matter hereof.
     8. Governing Law. This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, New Jersey law.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized executive, and the Participant has hereunto set his or her hand and seal, all as of the day and year first above written.

CAMPBELL SOUP COMPANY
By:	/s/ Nancy A. Reardon
Nancy A. Reardon
Senior Vice President Campbell Soup Company

/s/ Robert A. Schiffner
Robert A. Schiffner